As filed with the Securities and Exchange Commission on March 27, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3230987 (I.R.S. Employer Identification No.)

4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California (Address of Principal Executive Offices)	91362 (Zip Code)

ENERGY VAULT HOLDINGS, INC. 2022 EQUITY INCENTIVE PLAN
(Full title of the plan)

Amy Blakeway
Chief Legal Officer and Corporate Secretary
4165 East Thousand Oaks Blvd., Suite 100
Westlake Village, California 91362
(Name and address of agent for service)

(805) 852-0000
(Telephone number, including area code, of agent for service)

Copies to:

Michael Beer Chief Financial Officer 4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California 91362 Tel: (805) 852-0000	Benjamin N. Heriaud, Esq. Vinson & Elkins LLP 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 (212) 237-0000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE
Energy Vault Holdings, Inc. (the “Registrant”) is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 34,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”) for issuance under the Energy Vault Holdings, Inc. 2022 Equity Incentive Plan (the “Plan”). These additional shares of Common Stock have become reserved and available for issuance under the Plan as a result of (i) the operation of the “evergreen” provisions in the Plan, which provides that the total number of shares subject to the Plan will be increased each year pursuant to a specified formula, (ii) the rollover of additional shares that were previously authorized for issuance under certain predecessor plans and became available for issuance under the Plan pursuant to Section 3.1(b) of the Plan, and (iii) additional shares that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling, and other terms and condition of the Plan.
The contents of the Registrant’s registration statements on Form S-8 relating to the Plan, which were filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2022 (File No. 333-266402) and December 9, 2022 (File No. 333-268744) are incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
The Second Amended and Restated Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Second Amended and Restated Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
The Second Amended and Restated Bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
We have entered into written agreements with our directors to provide contractual indemnifications. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted under Delaware law against liabilities that may arise by reason of such director’s service to us. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We also intend to enter into written agreements with our officers to provide contractual indemnification.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1
Amended and Restated Certificate of Incorporation of Energy Vault Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Energy Vault Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39982), filed with the SEC on February 14, 2022).

4.2
Amended and Restated Bylaws of Energy Vault Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Energy Vault Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39982), filed with the SEC on February 14, 2022).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).

23.2*	Consent of BDO USA, P.C, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1
Energy Vault Holdings, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Energy Vault Holdings, Inc.'s Quarterly Report on Form 10-Q (File No. 001-39982), filed with the SEC on May 16, 2022).

107.1*	Calculation of Filing Fee Table

*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California on March 27, 2026.

ENERGY VAULT HOLDINGS, INC.

By	/s/ Robert Piconi
Name:	Robert Piconi
Title:	Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Piconi and Amy Blakeway, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 27, 2026.

Signature	Title

/s/ Robert Piconi	Chief Executive Officer and Chairman of the Board
Robert Piconi	(Principal Executive Officer)

/s/ Michael Beer	Chief Financial Officer
Michael Beer	(Principal Financial and Accounting Officer)

/s/ Theresa Fariello	Non-Executive Director
Theresa Fariello

/s/ Larry Paulson	Non-Executive Director
Larry Paulson

/s/ Stephanie Unwin	Non-Executive Director
Stephanie Unwin

/s/ Mary Beth Mandanas	Non-Executive Director
Mary Beth Mandanas

/s/ Thomas Ertel	Non-Executive Director
Thomas Ertel

/s/ Dylan Hixon	Non-Executive Director
Name: Dylan Hixon